Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Record quarterly revenue driven by new product launches;

Record annual profitability drives results to exceed updated Fiscal Year 2013 earnings guidance

SCHAUMBURG, Ill., February 11, 2014 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with a specific emphasis on the injectable market, today announced financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Revenue increased 20% to $64.1 million driven by products launched in the last twelve months;

•	Reported gross profit increased 49% to $17.3 million, or 26.9% of net revenue, inclusive of $2.2 million of incremental expense due to unabsorbed manufacturing costs at our SCP facility;

•	Adjusted Gross Profit[1] increased 38% to $18.1 million, or 28.2% of net revenue;

•	Net income of $3.6 million, or diluted earnings per share of $0.11; and

•	Seven new products launched, including Propofol and Carboplatin, the first product manufactured at our SCP facility, increasing the total for fiscal 2013 to 12 new product launches.

“We are pleased with the record revenue and strong earnings for the quarter, which enabled us to produce robust fourth quarter results and exceed our full year earnings and cash flow guidance for 2013,” said Jeffrey M. Yordon, chief executive officer and chairman of the board of Sagent. “Despite industry headwinds related to a growing regulatory backlog, key product approvals and launches drove our performance and reinforced the value of Sagent’s deep pipeline and our continued prioritization of investing in product development.”

Yordon added, “2013 has been a year of significant accomplishments for Sagent, which includes launching 12 new products and augmenting our vertical integration capabilities by acquiring the remaining 50% interest in SCP, our state-of-the-art Chinese manufacturing facility. We were also able to complete a successful secondary offering, bolstering our resources for long-term investment in SCP, continued development of our product portfolio and the pursuit of strategic growth drivers. The strong year over year growth is a direct result of our commitment to executing against our key strategic initiatives to build a long-term, profitable business for our shareholders”

[1]	Adjusted Gross Profit is a non-GAAP measure. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Financial Results for the Quarter Ended December 31, 2013

Net revenue for the fourth quarter of 2013 was $64.1 million, an increase of $10.9 million, or 20%, compared to $53.2 million in the fourth quarter of 2012. The increase was driven by $13.6 million in revenue from the launch of 31 new codes or presentations of twelve new products since December 2012, partially offset by declines in revenue from existing products. Gross profit for the fourth quarter of 2013 was $17.3 million, or 26.9% of net revenue, inclusive of $2.2 mllion of incremental expense due to unabsorbed manufacturing costs at our SCP facility, compared to $11.6 million, or 21.8% of net revenue, in the fourth quarter of 2012. Adjusted gross profit for the fourth quarter of 2013 was $18.1 million, or 28.2% of net revenue, compared to $13.1 million, or 24.6% of net revenue in the fourth quarter of 2012.

Total operating expenses for the fourth quarter of 2013 were $12.3 million, an increase of $0.6 million, compared to $11.7 million for the same period in 2012. Product development expense totaled $4.6 million and $4.4 million in the fourth quarter of 2013 and 2012, respectively. Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2013 totaled $10.2 million compared to $8.0 million in the fourth quarter of 2012, with the increase due primarily to costs associated with our SCP subsidiary and increased incentive compensation expense. The equity in net income of joint ventures for the fourth quarter of 2013 totaled $2.5 million compared to $0.7 million in the fourth quarter of 2012. The increase is due predominantly to a non-cash accounting gain on our acquisition of certain products from our Sagent Agila joint venture.

Including the impact of interest and other non-operating expenses, the net income for the three months ended December 31, 2013 increased $3.6 million to $3.6 million compared to the fourth quarter of 2012.

Financial Results for the Fiscal Year Ended December 31, 2013

Net revenue for the fiscal year ended December 31, 2013 was $244.8 million, an increase of $61.1 million, or 33%, compared to $183.6 million in fiscal 2012. Gross profit for fiscal 2013 was $77.5 million, or 31.7% of net revenue, compared to $31.1 million, or 16.9% of net revenue, in fiscal 2012. Adjusted gross profit in fiscal 2013 was $80.2 million, or 32.8% of net revenue, compared to $36.7 million, or 20.0% of net revenue in 2012.

Total operating expenses for the fiscal year ended December 31, 2013 was $54.1 million, an increase of $7.5 million, compared with $46.6 million for the same period in 2012. Product development expense for fiscal 2013 totaled $20.3 million compared to $17.1 million in 2012. SG&A expenses for fiscal 2013 totaled $36.2 million compared to $30.1 million in the prior year. The equity in net income of joint ventures for fiscal 2013 totaled $2.4 million compared to $1.3 million for 2012.

Other operating activity for 2013 included the receipt of a $5 million one-time termination fee related to the amendment of the company’s Manufacturing and Supply Agreement with Actavis. In addition, in conjunction with the completion of the acquisition of our joint venture partner’s 50% interest in SCP, our previously held equity interest was remeasured to fair value, resulting in a gain of $2.9 million reported as gain on previously held equity interest.

Including the impact of interest and other non-operating expenses, the net income for the fiscal year ended December 31, 2013 was $29.6 million, compared to a net loss of $16.8 million for 2012.

Liquidity

Our cash and cash equivalents and short term investments at December 31, 2013 were $156.1 million, and our working capital totaled $181.8 million.

Fiscal 2014 Guidance

Yordon concluded, “The expansion of our product portfolio in 2013 provided increased stability to our base business, allowing us to focus our resources on the development of high margin products that will drive our long-term objectives. As in past years, our growth outlook is influenced by product pricing, the pace of FDA approvals and associated product launches and to a lesser degree, market shortages. Our reduced visibility to approval timelines as a result of recent regulatory changes has resulted in a broad range of potential contributions from new product launches and the resulting revenue and margin impact. We continue to supplement our current pipeline with product sourcing initiatives, investment in SCP and have an increased focus on business development activities.”

Sagent’s business plan for fiscal 2014 currently anticipates:

•	Net revenue for the year to be in the range of $250 to $290 million driven by 10 to 15 product launches;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 24% to 28%;

•	Product development expense in the range of $30 to $36 million; and

•	Selling, general and administrative expenses in the range of $35 to $40 million.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2014 to be in the range of a $10 million loss to $10 million in earnings.

Conference Call Information

Sagent will host its 2013 fourth quarter and fiscal year end conference call today beginning at 9:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 53208545.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectables. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2014 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to realize the expected benefits from our acquisition of and investment in our China subsidiary (the former KSCP joint venture); the additional capital investments we will be required to make in our China subsidiary to achieve its manufacturing potential; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s quarterly report on Form 10-Q, filed on August 6, 2013. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net (income) loss of joint ventures line on the Condensed Consolidated Statements of Operations. We define EBITDA as net income (loss) less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income (loss) less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, the gain recorded on product rights acquired from our Sagent Agila joint venture, the gain recorded on our previously held equity interest in KSCP in connection with the acquisition of the remaining 50% equity interest in KSCP and the equity in net loss of our KSCP joint venture prior to the acquisition.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net income (loss). The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net income (loss). Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net income (loss) for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended December 31,
	2013	2012	$ change	% change
Net revenue	$64,106	$53,226	$10,880	20%
Cost of sales	46,847	41,608	5,239	13%

Gross profit	17,259	11,618	5,641	49%
Gross profit as % of net revenue	26.9%	21.8%
Operating expenses:
Product development	4,646	4,436	210	5%
Selling, general and administrative	10,168	8,004	2,164	27%
Management reorganization	—	(31)	31	n/m
Equity in net (income) loss of joint ventures	(2,513)	(748)	(1,765)	236%

Total operating expenses	12,301	11,661	640	5%

Income (loss) from operations	4,958	(43)	5,001	n/m
Interest income and other	(55)	33	(88)	n/m
Interest expense	(448)	(52)	(396)	760%

Income (loss) before income taxes	4,455	(62)	4,517	n/m
Provision for income taxes	895	—	895	100%

Net income (loss)	$3,560	$(62)	$3,622	n/m

Net loss per common share:
Basic	$0.11	$(0.00)	$0.11	100%
Diluted	$0.11	$(0.00)	$0.11	100%
Weighted average shares outstanding, basic	31,776	28,092	3,684
Weighted average shares outstanding, diluted	32,609	28,092	4,517

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Twelve months ended December 31,
	2013	2012	$ change	% change
	(Unaudited)
Net revenue	$244,750	$183,615	$61,135	33%
Cost of sales	167,228	152,508	14,720	10%

Gross profit	77,522	31,107	46,415	149%
Gross profit as % of net revenue	31.7%	16.9%
Operating expenses:
Product development	20,275	17,136	3,139	18%
Selling, general and administrative	36,198	30,093	6,105	20%
Management reorganization	—	708	(708)	-100%
Equity in net (income) loss of joint ventures	(2,395)	(1,337)	(1,058)	79%

Total operating expenses	54,078	46,600	7,478	16%
Termination fee	5,000	—	5,000	100%
Gain on previously held equity interest	2,936	—	2,936	100%

Income (loss) from operations	31,380	(15,493)	46,873	n/m
Interest income and other	39	243	(204)	-84%
Interest expense	(930)	(1,567)	637	-41%

Income (loss) before income taxes	30,489	(16,817)	47,306	n/m
Provision for income taxes	895	—	895	100%

Net income (loss)	$29,594	$(16,817)	$46,411	n/m

Net income (loss) per common share:
Basic	$1.01	$(0.60)	$1.61	n/m
Diluted	$0.99	$(0.60)	$1.59	n/m
Weighted average shares outstanding, basic	29,213	27,980	1,233
Weighted average shares outstanding, diluted	29,937	27,980	1,957

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,332	$27,687
Short term investments	113,810	36,605
Accounts receivable, net of chargebacks and other deductions	23,033	31,609
Inventories, net	46,481	47,106
Due from related party	3,644	1,440
Prepaid expenses and other current assets	6,491	2,821

Total current assets	235,791	147,268
Property, plant, and equipment, net	57,684	780
Investment in joint ventures	2,063	19,622
Intangible assets, net	8,326	4,277
Goodwill	6,038	—
Other assets	306	368

Total assets	$310,208	$172,315

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,937	$21,813
Due to related party	3,129	7,026
Accrued profit sharing	8,740	4,246
Accrued liabilities	13,004	7,369
Current portion of deferred purchase consideration	3,381	—
Current portion of long-term debt	820	—

Total current liabilities	54,011	40,454
Long term liabilities:
Long-term portion of deferred purchase consideration	8,329	—
Long-term debt	9,513	—
Other long-term liabilities	2,329	6

Total liabilities	74,182	40,460
Total stockholders’ equity	236,026	131,855

Total liabilities and stockholders’ equity	$310,208	$172,315

Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended December 31,				% of net revenue, three months ended December 31,
	2013	2012	$ Change	% Change	2013	2012	% Change
Adjusted Gross Profit	$18,077	$13,117	$4,960	38%	28.2%	24.6%	3.6%
Sagent portion of gross profit earned by Sagent Agila joint venture	818	1,499	(681)	-45%	1.3%	2.8%	-1.5%

Gross Profit	$17,259	$11,618	$5,641	49%	26.9%	21.8%	5.1%

	Twelve months ended December 31,				% of net revenue, twelve months ended December 31,
	2013	2012	$ Change	% Change	2013	2012	% Change
Adjusted Gross Profit	$80,249	$36,746	$43,503	118%	32.8%	20.0%	12.8%
Sagent portion of gross profit earned by Sagent Agila joint venture	2,727	5,639	(2,912)	-52%	1.1%	3.1%	-2.0%

Gross Profit	$77,522	$31,107	$46,415	149%	31.7%	16.9%	14.8%

Sagent’s business plan for fiscal 2014 currently anticipates:

% of net revenue, twelve months ended December 31, 2014
Adjusted Gross Profit	24% - 28%
Sagent portion of gross profit earned by Sagent Agila joint venture	1% - 2%
Gross Profit	23% - 26%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended December 31,
	2013	2012	$ Change	% Change
Adjusted EBITDA	$7,124	$2,677	$4,447	166%
Stock-based compensation expense	1,139	1,255	(116)	-9%
Gain on previously-held equity interest	—	—	—	n/m
Gain on Sagent Agila joint venture product acquisitions[1]	(1,700)	—	(1,700)	n/m
Equity in net loss of KSCP joint venture[2]	—	677	(677)	-100%

EBITDA	$7,685	$745	$6,940	932%

Depreciation and amortization expense[3]	2,885	788	2,097	266%
Interest expense, net	345	19	326	1716%
Provision for income taxes	895	—	895	100%

Net income (loss)	$3,560	$(62)	$3,622	n/m

	Twelve months ended December 31,
	2013	2012	$ Change	% Change
Adjusted EBITDA	$40,764	$(628)	$41,392	n/m
Stock-based compensation expense	5,369	5,552	(183)	-3%
Gain on previously-held equity interest	(2,936)	—	(2,936)	n/m
Gain on Sagent Agila joint venture product acquisitions[1]	(1,700)	—	(1,700)	n/m
Equity in net loss of KSCP joint venture[2]	1,825	3,814	(1,989)	-52%

EBITDA	$38,206	$(9,994)	$48,200	n/m

Depreciation and amortization expense[3]	6,984	5,499	1,485	27%
Interest expense, net	733	1,324	(591)	-45%
Provision for income taxes	895	—	895	100%

Net income (loss)	$29,594	$(16,817)	$46,411	n/m

[1]	Upon obtaining the controlling interest in the rights to Mesna and Acetylcystine from our Sagent Agila joint venture in December 2013, we remeasured the previously held interest in these products to fair value, resulting in a gain of $1,700 reported as part of equity in net loss (income) of joint ventures in the Condensed Consolidated Statements of Operations.
[2]	Upon obtaining the controlling interest in KSCP, we remeasured the previously held equity interest in KSCP to fair value, resulting in a gain of $2,936 reported as gain on previously held equity interest in the Condensed Consolidated Statements of Operations. The gain includes $2,782 reclassified from accumulated other comprehensive income (loss), and previously recorded as currency translation adjustments.
[3]	Depreciation and amortization expense excludes $25 and $22 of amortization in the three months ended December 31, 2013 and 2012, respectively, and $90 and $506 in the twelve months ended December 31, 2013 and 2012, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2013 and 2012.